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EXHIBIT 99.1

AT THE COMPANY:                      AT THE FINANCIAL RELATIONS BOARD:
ROBERT W. WOOLF                      DENNIS WAITE
(419) 665-2367                       (312) 640-6674


FOR IMMEDIATE RELEASE

                   CHEMI-TROL CHEMICAL RETAINS MCDONALD & CO.
                   FOR POTENTIAL SALE OF "NON-CORE" BUSINESSES


GIBSONBURG, OHIO, DECEMBER 6, 1996--CHEMI-TROL CHEMICAL CO. (NASDAQ/SMALL CAP:
CTRL) today announced it has retained McDonald & Co. to advise it in connection with the potential sale of two of its non-core businesses.

     The two divisions targeted for potential sale through McDonald & Co. are Cal-Van Tools and Cory Orchard & Turf.

     After a strategic review of the Company's business segments, Chemi-Trol's board of directors has determined that to maximize future growth and profitability it should concentrate on its Chemical and Propane Tank segments, which offer the best opportunity for sustained earnings growth for the company.

     Management feels strongly that both Cal-Van Tools and Cory Orchard & Turf have a solid market position, but both could expect greater growth opportunities under the ownership of companies whose core businesses are dedicated to the automotive aftermarket and the agricultural chemical industry, respectively.

     Proceeds from the divestitures would be used by the company to retire debt to invest in its core businesses and for other corporate purposes, as determined by the company's board of directors.

     Chemi-Trol Chemical is a diversified industrial company in business since 1952. It has four divisions: Tank--it manufactures and distributes steel pressure tanks for the storage of liquefied petroleum gas (LPG) and anhydrous ammonia, used as fertilizer; Chemical Group--one of the largest applicators of pavement marking and vegetation control materials in the United States and a distributor of vegetation control materials to commercial and industrial users; Cal-Van Tools--it makes specialty hand tools for automotive repair; and Cory Orchard & Turf--a distributor of a broad range of agricultural, orchard and turf products.



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